EXHIBIT 10.19

ASSET PURCHASE AGREEMENT

Dated as of January 12, 2018

between

NOVARTIS CONSUMER HEALTH S.A.
and

NEUROMETRIX, INC.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ii
Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedules
Schedule 1.1(a)	Excluded Intellectual Property
Schedule 1.1(b)	Required Side Letters
Schedule 2.1(b)	Seller Wire Information
Schedule 2.2(a)(i)	Purchased Patent Rights
Schedule 3.4(b)	Absence of Material Adverse Effect
Schedule 3.6(a)	Not Owned Intellectual Property
Schedule 3.6(c)	Infringement of Intellectual Property
Schedule 3.6(d)	Registered Intellectual Property
Schedule 3.6(f)	Intellectual Property Licenses
Schedule 3.10(a)	Regulatory Authorizations
Schedule 3.10(b)	Product Modifications
Schedule 7.1(a)(vi)	Indemnification

Exhibits
Exhibit 2.4(b)(iii)	Form of Bill of Sale
Exhibit 2.4(b)(iv)	Form of Patent Assignment Agreement
Exhibit 2.4(b)(v)	Form of Operating Agreement
Exhibit 2.4(b)(vi)	Form of Contribution Agreement
Exhibit 2.4(b)(vii)	Form of Development Agreement
Exhibit 2.4(b)(viii)	Form of Ex-US License Agreement
Exhibit 2.4(b)(ix)	Form of US License Agreement
Exhibit 2.4(b)(x)	Form of Assignment Agreement

iii
Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 12, 2018, is entered into between Novartis Consumer Health S.A., a société anonyme organized under the laws of Switzerland (“Buyer”), and NeuroMetrix, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.” Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.
RECITALS
WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets as they relate to the Territory, upon the terms and subject to the conditions set forth herein;
WHEREAS, Seller has entered into the Contribution Agreement with Quell Intellectual Property Corp., LLC, a Delaware limited liability company (“SPV”), whereby Seller has agreed to contribute to SPV all of the Contributed Assets; and
WHEREAS, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the Contemplated Transactions, Seller has agreed to, and to cause SPV to, as the case may be, enter into the Transaction Agreements to become effective as of the Closing.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound (subject as aforesaid in the prior paragraph), hereby agree as follows:

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE I

DEFINITIONS; INTERPRETATION
Section 1.1.    Definitions    . For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:
“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of Seller or its Affiliates, related to the Business.
“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owing to Seller or its Affiliates, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, and the full benefit of any security for such accounts or debts.
“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation.
“Acquisition” has the meaning set forth in Section 2.1(a).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person; provided that, for purposes of this Agreement, SPV shall not be deemed to be an Affiliate of either Seller or Buyer.
“Aggregate Indemnity Amount” has the meaning set forth in Section 7.1(b)(iii).
“Agreement” has the meaning set forth in the preamble.
“Alternative ROFN Transaction” has the meaning set forth in Section 5.6(a).
“Apportioned Obligations” has the meaning set forth in Section 5.3(b).
“Assignment Agreement” has the meaning set forth in Section 2.4(b)(x).
“Bill of Sale” has the meaning set forth in Section 2.4(b)(iii).
“Business” means that portion of the business of Seller, directly or indirectly, consisting of the Exploitation of the Product, as conducted as of immediately prior to the Closing.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City or London are permitted or required by applicable Law to remain closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Party” has the meaning set forth in Section 7.1(a).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Cap” has the meaning set forth in Section 7.1(b)(ii).
“Change in Control Transaction” means any transaction or series of related transactions structured as a merger, consolidation or amalgamation involving Seller, as a result of which the “beneficial owners” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the voting equity securities of Seller immediately prior to the consummation thereof would cease to beneficially own, following consummation thereof, at least 50% of the voting equity securities of Seller or the surviving entity thereunder.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreements” means (a) that certain Confidential Disclosure Agreement dated as of May 8, 2017, by and between Seller and GlaxoSmithKline, LLC, an Affiliate of Buyer and (b) that certain Standstill Agreement, dated as of July 19, 2017, by and between Seller and GlaxoSmithKline, LLC, an Affiliate of Buyer.
“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.
“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written.
“Contributed Assets” means all Intellectual Property Rights Controlled by Seller or any of its Affiliates as of immediately prior to the consummation of the contribution effected pursuant to the Contribution Agreement (other than the Purchased Assets and the Excluded Intellectual Property) to the extent such Intellectual Property Rights claim, cover, or otherwise relate to the Field or to the Product or the Exploitation of the Product, including (a) the Design and Regulatory Documentation and (b) as contemplated under the Development Agreement.
“Contribution Agreement” has the meaning set forth in Section 2.4(b)(vi).
“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Copyrights” means all copyrights, mask works, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations, or combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.
“Design and Regulatory Documentation” means all (a) designs, schematics, specifications and quality, testing and release procedures; (b) Software in source code format (other than with respect to third-party libraries associated with the microprocessor used in the Product and for which the source code is not available to Seller, but including such libraries); (c) applications (including all applications for Device Regulatory Approvals), registrations and licenses (including Regulatory Authorizations); (d) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (e) clinical and other data contained or relied upon in any of the foregoing; and (f) all technical files maintained by Seller for purposes of demonstrating compliance with the EU Medical Devices Directive; in each case of clauses (a) through (f) relating to the Product.
“Development Agreement” has the meaning set forth in Section 2.4(b)(vii).
“Device Regulatory Approval” means, with respect to a country, any and all approvals, licenses, clearances, CE marking certifications, registrations or authorizations of any Regulatory Authority necessary or useful to commercially distribute, sell or market a Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorizations related thereto), (c) Labeling approval and (d) technical, medical and scientific licenses.
“Disclosure Schedules” has the meaning set forth in the lead paragraph of Article III.
“Distribute” means any and all activities related to the distribution, exploitation, marketing, promoting, offering for sale and selling of the Product, including advertising, detailing, educating, planning, promoting, reporting, storing, handling, shipping and communicating with Governmental Authorities and Third Parties in connection therewith. “Distribution” means the act of Distributing a product or device.
“Divestiture Transaction” means any transaction or series of related transactions between Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, involving (a) any direct or indirect sale, exchange, assignment, conveyance, transfer, delivery,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

liquidation or other disposition of any Restricted Asset, (b) any direct or indirect license by Seller or any of its Affiliates to such Third Party of the right to develop, commercialize or otherwise Exploit a Restricted Asset or Restricted Product in any field or territory, or (c) any other transfer or grant of, or granting of any option with respect to, control rights or economic rights with respect to any Restricted Asset or Restricted Product other than research, clinical trial-related or manufacturing agreements with contract research organizations or contract manufacturers, in each case in the ordinary course of business, but not including in any case described in clauses (a) through (c) any such transaction or series of related transactions that is effected through a Change in Control Transaction (which shall exclude the conversion of any shares of convertible preferred stock of Seller outstanding as of the date hereof or the exercise of warrants outstanding as of the date hereof in respect of any shares of capital stock of Seller, which conversion or exercise would otherwise constitute a Change of Control Transaction).
“Divestiture Transaction Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Third Party relating to a Divestiture Transaction.
“Dollars” or “$” means United States dollars.
“EU Medical Devices Directive” means Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended or supplemented from time to time.
“Ex-US License Agreement” has the meaning set forth in Section 2.4(b)(viii).
“Excluded Assets” has the meaning set forth in Section 2.2(c).
“Excluded Intellectual Property” means (a) the Intellectual Property Rights of Seller that do not relate to the Product, the Exploitation of the Product, or the Business, including the Intellectual Property Rights set forth on Schedule 1.1(a), (b) raw data Controlled by Seller, as existing as of the date hereof, relating to customers based outside the Territory and included in the cloud application named by Seller as the “Quell Health Cloud” and (c) lists of customers outside the Territory and Controlled by Seller, as existing as of the date hereof.
“Excluded Liabilities” has the meaning set forth in Section 2.3.
“Excluded Territory Patents” has the meaning set forth in Section 2.2(a)(i).
“Existing Operating Agreement” has the meaning set forth in Section 3.2(b).
“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, Distribute, commercialize, promote, market, have sold and otherwise dispose of. “Exploitation” means the act of Exploiting a product or device.
“FDA” has the meaning set forth in Section 3.10(c).
“FDCA” has the meaning set forth in Section 3.10(c).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Field” means transcutaneous electric nerve stimulation for treatment of pain.
“Fundamental Representations” means [***]
“Governmental Authority” means any federal, state, local, supranational or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
“HIPAA” has the meaning set forth in Section 3.10(j).
“Indemnified Party” has the meaning set forth in Section 7.3(a).
“Indemnifying Party” has the meaning set forth in Section 7.3(a).
“Intellectual Property Rights” means any and all intellectual property rights and proprietary rights of any kind or nature, whether protected, created or arising under any Law, anywhere in the world, including all: (a) Copyrights and copyrightable subject matter, (b) Trademarks, (c) Patents, (d) domain names, (e) social media names, handles, tags, and other identifiers and accounts, (f) registered designs, (g) compilations of data and aggregated data contained in any databases (in each case excluding personally identifiable information), (h) Trade Secrets, discoveries, concepts, ideas, know-how, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, improvements, proprietary information, confidential information, technology, processes, processing methods, manufacturing techniques, logics, algorithms, designs (whether or not registerable), design rights (including unregistered design rights), specifications, schematics, work-flow diagrams, work product, and technical data and all other proprietary information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans, in any form whether or not specifically listed herein, and all rights to limit the use or disclosure of any of the foregoing, and all documentation relating to any of the foregoing, (i) Software and application programming interfaces, (j) corresponding recordings, licenses or similar agreements relating to any of the foregoing, (k) applications for any intellectual property rights and proprietary rights and the rights to file such applications, establish and claim a right to priority under applicable Law, and to prosecute, obtain grant of, maintain, defend and exploit all such intellectual property rights and proprietary rights, (l) rights to bring an action for any past, present or future infringement, dilution, misappropriation or other impairment or violation of rights and to seek and receive damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing, (m) similar or equivalent rights to or embodied in any of the foregoing anywhere in the world, and (n) exclusive and other rights subsisting in any of the foregoing .
“IRS” means the Internal Revenue Service of the United States.
“Labeling” shall be as defined in Section 201(m) of FDCA (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including any Product’s label, packaging and instructions for use accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Law” means any federal, state, local, supranational or foreign constitution, convention, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.
“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.
“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.
“Losses” has the meaning set forth in Section 7.1(a).
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the business, assets, liabilities, condition, results of operations of the Business, SPV, the Product or the Purchased Assets, (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Contemplated Transactions or (c) creates or imposes a limitation on the ability of Buyer to acquire valid and marketable title to the Purchased Assets free and clear of all Liens or freely manufacture, sell or distribute the Product in the manner contemplated by, and in accordance with, the Transaction Agreements; provided that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), so long as the effects thereof do not disproportionately impact the Business, SPV, the Product or the Purchased Assets; (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the medical device industry (other than as may arise or result from regulatory action by a Governmental Authority), so long as the effects do not disproportionately impact the Business, the Product or the Purchased Assets; (iii) the failure, in and of itself, of Seller to meet any forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that facts or circumstances underlying, giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (iv) any change, effect, event, occurrence, state of facts or development resulting from or arising out of the execution, announcement, pendency or consummation of the Contemplated Transactions, including

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any adverse change in the relationship, contractual or otherwise, of Seller with customers, suppliers, distributors or similar relationships (provided that this clause (iv) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions or the performance of obligations under this Agreement); (v) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof, so long as the effects thereof do not disproportionately impact the Business, SPV, the Product or the Purchased Assets; and (vi) changes in applicable Laws or accounting principles (provided that this clause (vi) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws).
“Negotiation Period” has the meaning set forth in Section 5.6(a).
“Non-Assignable Right” has the meaning set forth in Section 2.5.
“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive and applicable harmonized standards.
“Operating Agreement” has the meaning set forth in Section 2.4(b)(v).
“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).
“Party” or “Parties” has the meaning set forth in the preamble.
“Patent Assignment Agreement” has the meaning set forth in Section 2.4(b)(iv).
“Patents” means all United States and foreign issued patents and applications therefor, including (a) all applications made pursuant to the Patent Cooperation Treaty (PCTs), the European Patent Convention (EPs) or any other multi-national agreement (including the country and/or regional designations therein), (b) provisionals, non-provisionals, converted provisionals, requests for continued examination, continuations, divisionals, continuations-in-part, substitutions, and additions, (c) all patents and patent certificates resulting from reexaminations and reissues, oppositions, inter partes review, post-grant review, transitional program for covered business method patent review, derivation proceedings, or other proceedings established by the America Invents Act or any similar foreign proceeding, (d) all rights in respect of utility models, petty patents, innovation patents, design patents (also known as registered designs) and certificates of invention, and (e) all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all extensions (including Supplementary Protection Certificates), restorations, and renewals of any of the foregoing.
“Permit” means any approval, authorization, certificate, filing, franchise, license, notice, clearance or permit of or with any Governmental Authority.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.
“Post-Closing Tax Period” has the meaning set forth in Section 5.3(b).
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to an including the Closing Date.
“Product” means each and all of the following: (a) the device marketed by Seller as of the date hereof under the Quell name, (b) the next-generation version thereof as contemplated under the Development Agreement, (c) any data analytics or cloud application (including any mobile application), tool or Software relating to any of the foregoing, and related services, and (d) any modifications, successors, derivatives, fragments or variants of any of the foregoing as described in clauses (a) through (c).
“Purchase Price” means an amount equal to $5,000,000.00.
“Purchased Assets” has the meaning set forth in Section 2.2(a).
“Purchased Patent Rights” has the meaning set forth in Section 2.2(a)(i).
“Regulatory Authority” means any applicable supranational, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities or any Notified Body regulating or otherwise exercising authority with respect to the Exploitation of the Product, including the FDA in the United States and the competent authorities of the European Union Member States.
“Regulatory Authorizations” means (a) all licenses, Permits, certificates, clearances, Device Regulatory Approvals, exemptions, approvals, consents and other authorizations that Seller owns, holds or possesses, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE marking certifications, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are required for or relate to the Exploitation of any Product or the Purchased Assets; and (b) all applications, supporting files, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Regulatory Authority or research ethics committee, relating to any license, Permit, certificate, clearance, Device Regulatory Approval, exemption, approval, consent or other authorization described in clause (a).
“Related Documents” means the Transaction Agreements and (other than this Agreement) all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.
“Required Side Letters” means the side letters set forth on Schedule 1.1(b).
“Restraints” has the meaning set forth in Section 6.1(a).
“Restricted Assets” means any assets used in or related to the business of Seller and its Affiliates directly or indirectly consisting of the Exploitation of products, devices and services in any Restricted Field.
“Restricted Field” means [***].
“Restricted Period” means the period commencing on the Closing Date and ending on the [***] anniversary of the date of termination or expiration without renewal of the Development Agreement.
“Restricted Product” means any product, device or service containing (a) any Intellectual Property Rights included in the Restricted Assets or (b) any modifications, derivatives, fragments or variants thereof, in each case ((a) or (b)) in any form or presentation.
“ROFN Notice” has the meaning set forth in Section 5.6(a).
“ROFN Period” means the period commencing on the Closing Date and ending on the later of (a) the [***] anniversary of the Closing Date and (b) the date of termination or expiration without renewal of the Development Agreement.
“Seller” has the meaning set forth in the preamble hereof.
“Seller Bylaws” has the meaning set forth in Section 3.1.
“Seller Charter” has the meaning set forth in Section 3.1.
“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Seller Indemnity Threshold” has the meaning set forth in Section 7.1(b)(i).
“Seller Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Trade Secrets and other Intellectual Property Rights, in each case owned or Controlled by Seller or any of its Affiliates related to the Business or the Product, and the right to recover for past infringement of any of the foregoing.
“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of Seller’s officers after making due inquiry of (a) the other managers and employees of Seller having primary responsibility for such matter and (b) in respect of intellectual property matters, the outside intellectual property counsel of Seller.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Social Security Act” has the meaning set forth in Section 3.10(f).
“Software” means all computer software, programs and code, including Internet web sites, web content and links, source code (including all programmer comments), object code, pseudocode, algorithms, development tools, operating systems and specifications, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data forms (excluding personally identifiable information), and all versions, updates, corrections, derivations enhancements and modifications thereof, and all related documentation, developer notes, flowcharts, comments, annotations files, records and data on all media on which any of the foregoing is recorded.
“SPV” has the meaning set forth in the recitals.
“SPV Certificate” has the meaning set forth in Section 3.2(b).
“SPV Interests” has the meaning set forth in Section 2.2(a)(iii).
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided that, for purposes of this Agreement, SPV shall not be deemed to be a Subsidiary of either Seller or Buyer.
“Tax” or “Taxes” means (whether disputed or not) all (a) federal, state, local and foreign income, property, unclaimed property, escheat, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group or as a transferee or successor to any Person for any Tax period and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).
“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Tax Return” means all returns, requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting workpaper, schedule, attachment or other information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes and any amendments thereof.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Territory” means worldwide, excluding the United States and its states, territories and possessions.
“Third Party” means any Person other than: (a) Seller, Buyer or SPV or (b) any Affiliates of Seller or Buyer.
“Third Party Claim” has the meaning set forth in Section 7.3(a).
“Trade Secrets” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, chemical and biological materials, devices, methods, patterns, formulations, specifications and any other technical information and data.
“Trademarks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, product configuration rights, certification marks, collective marks, collective membership marks, corporate names, and all words, names, symbols, colors, shapes, designations or devices, and all combination thereof, that function as an identifier of source, origin, quality or membership, whether or not registered, all registrations and applications therefor and all renewals of any of the foregoing, and all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, including all statutory and common law rights therein and thereto, together with all goodwill associated with the use of, or symbolized by, any of the foregoing.
“Transaction Agreements” means this Agreement, the Contribution Agreement, the Operating Agreement, the Development Agreement, the Ex-US License Agreement, the US License Agreement, the Assignment Agreement, the Bill of Sale and the Patent Assignment Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.3(a).
“US License Agreement” has the meaning set forth in Section 2.4(b)(ix).
Section 1.2.    Interpretation    . When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule. Whenever the words “include,” “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation.” The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” For purposes of this

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof,” “delivered or made available to Buyer in the data room prior to the date hereof,” “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data room hosted by Intralinks, Inc., in each case no later than two Business Days prior to the date hereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto (including any Schedule or any Related Document) unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
ARTICLE II

PURCHASE AND SALE
Section 2.1.    Purchase and Sale of Purchased Assets; Purchase Price.
(a)    Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens, and Buyer shall purchase, take delivery of and acquire from Seller all of Seller’s right, title and interest in, to and under all of the Purchased Assets. The purchase and sale of the Purchased Assets is referred to herein as the “Acquisition.”
(b)    In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b), the Purchase Price.
Section 2.2.    Purchased Assets; Excluded Assets    .
(a)    The term “Purchased Assets” means all of Seller’s and its Affiliates’ right, title and interest in, to and under the following properties and assets (tangible or intangible), other than the Excluded Assets:
(i)    (A) all Patents filed or issued in or for the Territory and in the Field (but, subject to (B) and (C), excluding any right, title and interest in counterparts outside the Territory), including PCT applications insofar as all designations in the Territory, and including the Patents set forth on Schedule 2.2(a)(i), (B) with respect to Patents filed or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

issued outside the Territory (“Excluded Territory Patents”), all rights of priority for the Field arising from Excluded Territory Patents for use in or for the Territory, including all rights to claim such priority rights in any Patent or patent application filed in or for the Territory (including PCT applications), and (C) all existing or future Patents filed or issued in or for the Territory and in the Field (including PCT applications) that claim priority to any Excluded Territory Patent (the items described in clauses (A) through (C), collectively, the “Purchased Patent Rights”);
(ii)    a copy of all Design and Regulatory Documentation existing as of the Closing Date;
(iii)    membership interests of SPV corresponding to 50% of SPV’s voting and total membership interests (the “SPV Interests”); and
(iv)    all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to any of the foregoing.
(b)    Notwithstanding anything to the contrary in this Agreement or any Related Document, if the existence or condition of any asset (including an asset that, but for this sentence, would be deemed to be a Purchased Asset) constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder, then Buyer shall have the right to elect at any time to deem such asset to be an Excluded Asset for purposes hereof.
(c)    Buyer shall not acquire from Seller pursuant to this Agreement any of the following assets of Seller (collectively, the “Excluded Assets”):
(i)    all cash and cash equivalents of Seller;
(ii)    all Contributed Assets;
(iii)    all Excluded Intellectual Property (except, for the avoidance of doubt, any of the rights of priority described in Section 2.2(a)(i)(B));
(iv)    all Accounts Receivable;
(v)    all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;
(vi)    any marketing plans, customer lists or other customer data;
(vii)    rights in any Design and Regulatory Documentation for use outside of the Territory or outside the Field;
(viii)    rights in any Device Regulatory Approval outside of the Territory or outside the Field;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ix)    rights on any of the existing CE marking certifications held by Seller;
(x)    all land, buildings, improvements and fixtures thereon owned or leased by Seller; and
(xi)    except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible.
Section 2.3.    Buyer Not Successor to Seller; Excluded Liabilities    . Buyer shall not be the successor to Seller or any of its Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates, or arising out of or relating in any way to the conduct of the Business prior to the Closing, the Exploitation of the Product prior to the Closing or the use of any of the Purchased Assets in the Business prior to Closing, regardless of when any such Liability may arise, all of which shall be referred to herein as the “Excluded Liabilities.” Seller shall pay, perform and discharge when due, all of the Excluded Liabilities. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:
(a)    any Liabilities relating to or arising out of the Excluded Assets (including the Contributed Assets);
(b)    any Liabilities relating to or arising out of Accounts Payable;
(c)    any Liabilities of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes, including (i) any Taxes arising as a result of Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement or the contribution of the Contributed Assets to SPV pursuant to the Contribution Agreement and (iii) any deferred Taxes of any nature; provided that the Apportioned Obligations shall be paid in the manner set forth in Section 5.3;
(d)    any Liabilities to present or former members or stockholders, equity holders or security holders of Seller or any of its Affiliates;
(e)    any Liabilities of each of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the Contemplated Transactions, and any Liabilities under any other Contracts to which each of Seller or any of its Affiliates is a party or is otherwise bound;
(f)    any Liabilities for any returns or recalls of any product of Seller;
(g)    any Liabilities (including all Actions relating to such Liabilities) of Seller or any of its Affiliates to any Person and claims from any Person relating to or arising out of circumstances existing on or prior to the Closing, including those relating to or arising out of any product liability, Patent infringement, breach of warranty or similar claim for injury to person or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

property that resulted from the use, operation, ownership or misuse of the Product, the Business or any other product or the operation of any other business of Seller or any of its Affiliates;
(h)    any Liabilities (including all Actions relating to such Liabilities) from or relating to the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, dilution, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights; and
(i)    any other Liabilities relating to or arising out of the Product or any other product of Seller, the ownership of any of the Purchased Assets or the operation of the Business or the other businesses of Seller or any of its Affiliates on or prior to the Closing.
Section 2.4.    Closing; Closing Deliverables    .
(a)    Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Acquisition (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018 (or, if mutually agreed by the Parties, remotely by exchange of electronic copies of the agreements, documents, certificates), on the date of this Agreement, or at such later date as may be specified by mutual consent of the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”
(b)    Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    a certificate, dated as of the Closing Date, duly executed by the chief executive officer or chief financial officer of Seller, certifying that:
(A)    all of the conditions set forth in Section 6.2(a) have been satisfied;
(B)    all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;
(C)    the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all Related Documents to which Seller is a party, as attached to the certificate, were duly adopted at a duly convened meeting of such board, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;
(D)    (1) the SPV Certificate and the Existing Operating Agreement, attached to the certificate, are true and complete; (2) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (3) below and no amendment, rescission or modification to such certificate of formation has occurred since the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

date thereof (other than the contemplated adoption of the Operating Agreement in connection with the Closing); and (3) the resolutions adopted by the sole member of SPV authorizing the execution, delivery and performance of all Related Documents to which SPV is a party, as attached to the certificate, were duly adopted by such sole member, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;
(E)    Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature; and
(F)    SPV’s officer executing each of the documents necessary for consummation of the Contemplated Transactions and to which SPV is a party, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;
(ii)    copies of the Required Side Letters, duly executed and delivered by the applicable parties thereto;
(iii)    a Bill of Sale, substantially in the form of Exhibit 2.4(b)(iii) (the “Bill of Sale”), duly executed by Seller;
(iv)    a Patent Assignment Agreement, substantially in the form of Exhibit 2.4(b)(iv) (the “Patent Assignment Agreement”), duly executed by Seller;
(v)    an Amended and Restated LLC Operating Agreement of SPV, substantially in the form of Exhibit 2.4(b)(v) (the “Operating Agreement”), duly executed by Seller and SPV;
(vi)    a Contribution Agreement, substantially in the form of Exhibit 2.4(b)(vi) (the “Contribution Agreement”), duly executed by Seller and SPV;
(vii)    a Services and Development Agreement, substantially in the form of Exhibit 2.4(b)(vii) (the “Development Agreement”), duly executed by Seller;
(viii)    a License Agreement relating to the license of Seller Intellectual Property from SPV to Seller in the Territory, substantially in the form of Exhibit 2.4(b)(viii) (the “Ex-US License Agreement”), duly executed by Seller and SPV;
(ix)    a License Agreement relating to the license of Seller Intellectual Property from SPV to Seller outside the Territory, substantially in the form of Exhibit 2.4(b)(ix) (the “US License Agreement”), duly executed by Seller and SPV;
(x)    an Assignment of License Agreement effecting the assignment of the Ex-US License Agreement from Seller to Buyer, substantially in the form of Exhibit 2.4(b)(x) (the “Assignment Agreement”), duly executed by Seller;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(xi)    a certificate of Seller, in compliance with Section 1.1445‑2(b)(2) of the regulations under the Code (relating to FIRPTA), listing Seller’s name, address and U.S. employer identification number and stating that Seller is not a foreign person;
(xii)    physical possession of all tangible Purchased Assets, as applicable, together with all such other deeds, endorsements or other instruments as shall be requested by Buyer to vest in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens;
(xiii)    certificates of good standing of each of Seller and SPV, certified as of a recent date by (A) the Secretary of State of the State of Delaware and (B) a similar authority in any other applicable state or country where each of Seller and SPV, as the case may be, is qualified to do business, where such qualification is material to Seller or SPV, respectively; and
(xiv)    such other certificates and other documentation from Seller and SPV as Buyer shall have reasonably requested.
(c)    Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)    the payments required pursuant to Section 2.1(b);
(ii)    a certificate, dated as of the Closing Date, duly executed by an authorized signatory of Buyer, certifying that (A) all of the conditions set forth in Section 6.3(a) have been satisfied and (B) all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized signatory of Buyer;
(iii)    the Bill of Sale, duly executed by Buyer;
(iv)    the Patent Assignment Agreement, duly executed by Buyer;
(v)    the Operating Agreement, duly executed by Buyer;
(vi)    the Development Agreement, duly executed by Buyer;
(vii)    the Assignment Agreement, duly executed by Buyer; and
(viii)    such other certificates and other documentation from Buyer as Seller shall have reasonably requested.
Section 2.5.    Third Party Consents    . If the assignment or transfer of any asset included in the Purchased Assets, the assumption by Buyer of that portion of the Business arising therefrom or as contemplated under the Development Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall use its reasonable best efforts, at Seller’s sole cost and expense, to obtain such consent until such consent is obtained. If any such consent cannot be obtained, then, notwithstanding anything to the contrary in this Agreement, any Transaction Agreements or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its reasonable best efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) at Buyer’s election, (i) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto or (ii) Seller shall, at its sole cost and expense, obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (A) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (B) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancelation thereof by such other party or otherwise.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the applicable disclosure Schedules delivered by Seller to Buyer on the date hereof (collectively, the “Disclosure Schedules”), which Disclosure Schedules each identify the particular Section (or, if applicable, subsection) of this Article III to which such exception relates (provided that the disclosure in any Section or subsection of the Disclosure Schedules shall be deemed to qualify other Sections or subsections of this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure would qualify or apply to such other Sections or subsections), Seller represents and warrants, as of the date hereof and as of the Closing Date, to Buyer as set forth in this Article III.
Section 3.1.    Organization, Standing and Power    . Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing, have such power or authority has not been and would not reasonably be expected to be material to Seller, the Business, the Product, the Purchased Assets or the Contributed Assets, each taken as a whole. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to Seller, the Business, the Product, the Purchased Assets or the Contributed Assets, each taken as a whole. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s certificate of incorporation (the “Seller Charter”) and its bylaws (the “Seller Bylaws”), in each case as amended to the date hereof. Seller is not in violation of any of the provisions of Seller Charter or Seller Bylaws. Seller does not have any Subsidiaries,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and none of its Affiliates holds any properties, interests, assets or rights that are used or held for use in, or related to or necessary for, the operation of the Business, other than the Contributed Assets contributed to SPV pursuant to the Contribution Agreement.
Section 3.2.    SPV    .
(a)    All of the outstanding membership interests, equity or voting securities of, or other ownership interests in, SPV (including the SPV Interests) are owned by Seller, directly or indirectly, free and clear of any Liens or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Other than the SPV Interests as contemplated to be transferred to Buyer pursuant to this Agreement, there are no issued, reserved for issuance or outstanding (i) securities of Seller or SPV convertible into or exchangeable or exercisable for membership interests, equity or voting securities of, or other ownership interests in, SPV, (ii) warrants, calls, options or other rights to acquire from Seller or SPV, or other obligations of Seller or SPV to issue, any membership interests, equity or voting securities of, or other ownership interests, or any securities convertible into or exchangeable or exercisable for any membership interests, equity or voting securities of, or other ownership interests in, SPV or (iii) restricted interests, profit interests, performance units, contingent value rights, “phantom” securities or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any membership interests, equity or voting securities of, or other ownership interests, SPV. There are no outstanding contractual obligations of Seller or SPV of any kind to redeem, purchase or otherwise acquire any of the foregoing as described in clauses (i) through (iii).
(b)    SPV is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to use its name and to own, lease or otherwise hold and operate its properties and other assets (including the Contributed Assets), except where the failure to be in good standing, have such power or authority has not been and would not reasonably be expected to be material to SPV or the Business, taken as a whole. SPV is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties (including the Contributed Assets) makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to SPV or the Business, taken as a whole. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of SPV’s certificate of formation (the “SPV Certificate”) and its operating agreement (the “Existing Operating Agreement”), in each case as amended to the date hereof (and, in the case of the Existing Operating Agreement, not taking into account the modifications to be effected pursuant to the Operating Agreement). SPV is not in violation of any of the provisions of SPV Certificate or Existing Operating Agreement.
(c)    SPV was formed solely for the purpose of engaging in the Contemplated Transactions and to hold the Contributed Assets and be a party to each of the Ex-US License Agreement and the US License Agreement. Since the date of its formation, SPV has not carried

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Other than pursuant to the Related Documents to which SPV is contemplated to be a party, SPV (i) has not been and is not a party to, nor has it been or is it bound by, any Contract (other than the Existing Operating Agreement) (ii) does not own or is otherwise entitled to any property, asset, right or claim; and (iii) does not have any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such Liability or obligation.
Section 3.3.    Authority; Noncontravention    .
(a)    Each of Seller and SPV has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents to which it is a party by Seller and SPV, and the consummation by Seller and SPV of the Contemplated Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Seller and SPV, and no other corporate or limited liability company proceedings on the part of Seller and SPV are necessary to authorize this Agreement, the Related Documents to which it is a party or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller or, when applicable, SPV, and, assuming the due authorization, execution and delivery by Buyer, constitutes (or, in the case of the Related Documents to be executed after the date hereof, will constitute) a legal, valid and binding obligation of each of Seller or SPV, as the case may be, enforceable against Seller and SPV, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of Seller, at a meeting duly called and held at which all directors of Seller were present, duly and unanimously adopted resolutions approving this Agreement, the Related Documents, the Acquisition and the other Contemplated Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. No stockholder or equity holder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement or any Related Document. The sole member of SPV duly adopted resolutions approving the Related Documents to which SPV is contemplated to be a party and the Contemplated Transactions to which SPV is contemplated to be a party, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(b)    The execution and delivery by each of Seller and SPV of this Agreement and the Related Documents to which it is a party do not, and the consummation of the Contemplated Transactions and compliance by Seller and SPV with the provisions of this Agreement and the Related Documents to which it is a party will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Seller or the Business, the Product or any of the Purchased Assets under, (i) the Seller Charter or the Seller Bylaws, (ii) the SPV Certificate or the Existing Operating Agreement, (iii) any Contract relating to

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or affecting the Business, the Product, the Purchased Assets or the Contributed Assets, (iv) any Contract to which SPV is a party or any of its respective properties or other assets is subject or (v) any (A) statute, ordinance, rule or regulation or other Law applicable to Seller, SPV, the Business, the Product or the Purchased Assets or (B) Order applicable to Seller, SPV, the Business, the Product or any Purchased Assets, except in the cases of clauses (iii) through (v) as has not been and would not reasonably be expected to be material to Seller, SPV, the Business, the Product, the Purchased Assets or the Contributed Assets, each taken as a whole.
(c)    No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, SPV, the Business, the Product or the Purchased Assets in connection with the execution and delivery of this Agreement by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions.
Section 3.4.    Absence of Certain Changes or Events    . Since December 31, 2016:
(a)    Seller has conducted the Business only in the ordinary course consistent with past practice;
(b)    except as set forth on Schedule 3.4(b), no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Business, the Product or the Purchased Assets; and
(c)    Seller has (and, to Seller’s Knowledge, its applicable Representatives have):
(i)    kept accurate and complete books and records, including all applicable Design and Regulatory Documentation;
(ii)    kept in full force and effect insurance in respect of the Business, the Products, the Purchased Assets and the Contributed Assets, comparable in amount and scope of coverage to that which has been maintained in the ordinary course of business since January 1, 2014;
(iii)    performed in all material respects all obligations under the Contracts relating to or affecting the Business, the Product, the Purchased Assets or the Contributed Assets;
(iv)    complied in all material respects with all Laws and Regulatory Authorizations applicable to the Business, the Product, the Purchased Assets or the Contributed Assets;
(v)    promptly paid and fully satisfied all accounts with any creditors of Seller relating to the Business, the Product, the Purchased Assets or the Contributed Assets in the ordinary and usual course, except to the extent any such account was the subject of a good faith dispute with such creditor;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi)    not transferred, disposed of, granted or obtained, abandoned or permitted to lapse any rights to, or granted any license or non-assertion under, any Seller Intellectual Property, or disclosed or agreed to disclose to any Person, other than Representatives of Buyer, any material Trade Secret used or held for use in connection with the Purchased Assets or the Contributed Assets; or
(vii)    not failed to take, or agreed or commit (whether in writing or otherwise) to take, as the case may be, any of the actions required or prohibited in the foregoing clauses (i) through (vi).
Section 3.5.    Good Title; Sufficiency of Assets    .
(a)    Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens and all of the Contributed Assets free and clear of all Liens, and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver the Purchased Assets to Buyer and the Contributed Assets to SPV, as applicable. There are no adverse claims of ownership to the Purchased Assets or to the Contributed Assets, and Seller has not received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets or any of the Contributed Assets, nor, to Seller’s Knowledge, are there any facts, circumstances or conditions on which any such claim could be brought in the future. At the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, and SPV will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Contributed Assets, in each case free and clear of all Liens.
(b)    The Contributed Assets, as contributed to the SPV and as licensed to Seller pursuant to the Ex-US License Agreement (and as the same shall be assigned to Buyer pursuant to the Assignment Agreement), together with the Purchased Assets, constitute all Intellectual Property Rights Controlled by Seller or any of its Affiliates that claim, cover, or otherwise relate to the Product or the Exploitation of the Product in the Territory.
(c)    [***] the Intellectual Property Rights included in the Contributed Assets and licensed to Seller pursuant to the Ex-US License Agreement (and as the same shall be assigned to Buyer pursuant to the Assignment Agreement), together with the Intellectual Property Rights included in the Purchased Assets and the Intellectual Property Rights to be developed as contemplated under the Development Agreement, constitute all of the Intellectual Property Rights sufficient in all material respects for Buyer and its Affiliates to Exploit the Product in the Territory (as contemplated under the Development Agreement).
Section 3.6.    Intellectual Property    .
(a)    Except as set forth on Schedule 3.6(a), subject to Sections 3.6(b) and 3.6(f), Seller exclusively owns all Seller Intellectual Property (including all Purchased Patent Rights and all Seller Intellectual Property that are Contributed Assets), in each case free and clear of all Liens. Seller exclusively owns all Intellectual Property Rights used in the operation of the Business, and each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to, and owned (pursuant to this Agreement or any other applicable Related Document) or licensed (pursuant to the Assignment Agreement or any other applicable Related Document) for use by, Buyer on the same terms with which Seller, immediately prior to the Closing, owns such item.
(b)    [***] Seller has not infringed, diluted, misappropriated or otherwise violated or is infringing, diluting, misappropriating or otherwise violating (including with respect to the development, manufacture, distribution, advertising, use or sale by Seller of its products or services (whether or not such products are licensed to Seller) or its Intellectual Property Rights) the rights of any Person in Exploiting any product in the Field. [***] no Person or Persons has infringed, diluted, misappropriated or otherwise violated or is or are infringing, diluting, misappropriating or otherwise violating the Seller Intellectual Property.
(c)    Except as set forth on Schedule 3.6(c), no claims are pending or, to Seller’s Knowledge, threatened, with regard to (i) the ownership, licensing or use of any Seller Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or unauthorized use of Seller Intellectual Property; (iii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Product or any misappropriation or unauthorized use of Seller Intellectual Property; or (iv) the validity or enforceability of any Seller Intellectual Property. Seller has the right to bring actions for infringement, including all rights to recover damages for past infringement, of all Seller Intellectual Property.
(d)    Schedule 3.6(d) sets forth, as of the date hereof, a complete and accurate list of all Patents and applications therefor (which list specifically identifies all Patents and applications solely and exclusively owned by Seller), domain name registrations (if any), Copyright registrations (if any) and all invention disclosures, that, in each case, are owned by or licensed to Seller, in each case owned or Controlled by Seller and related to the Business or the Products, and in each case indicating whether such item constitutes a Purchased Asset, a Contributed Asset or an Excluded Asset. The Patent applications listed in Schedule 3.6(d) that are owned by Seller are pending and have not been abandoned and have been and continue to be timely prosecuted. All Patents and applications therefor owned by Seller have been duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 3.6(d), all related necessary affidavits of continuing use have been timely filed, and all related necessary maintenance fees have been timely paid to continue all such rights in effect. None of the Patents listed in Schedule 3.6(d) that are owned by Seller has expired or been declared invalid, in whole or in part, by any Governmental Authority. None of the Patents or Patent applications listed in Schedule 3.6(d) that are owned by Seller are involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, or subject to any third party observations filed in any such office or agency or delivered directly to Seller or any of its Representatives. To Seller’s Knowledge, there are no published Patents, Patent applications, articles, other prior art references or public disclosures (including any by or caused by Seller or any of its Affiliates) that could adversely affect the validity of any Patent listed in Schedule 3.6(d). Each of the Patents and Patent applications listed in Schedule 3.6(d) that are owned by Seller properly identifies each and every inventor of the claims thereof as

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

determined in accordance with the Laws of the jurisdiction in which such Patent is issued or such Patent application is pending. Each inventor named on the Patents and Patent applications listed in Schedule 3.6(d) that are owned by Seller has executed an agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, the priority rights, and the inventions embodied and claimed therein, to Seller. At the respective filing dates of the Patents and Patent applications listed in Schedule 3.6(d), the original applicant possessed full legal title to file such applications for Patents and to establish or claim (as the case may be) any priority claim(s) in the applications. No such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.
(e)    No current or former employee or consultant of Seller owns any rights in or to any Seller Intellectual Property. All current and former employees and consultants of Seller who contributed to the discovery, creation or development of any Seller Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller Intellectual Property arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her Seller Intellectual Property to Seller.
(f)    Schedule 3.6(f) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to any Seller Intellectual Property granted (i) to Seller (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) by Seller to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments). All obligations for payment of monies currently due and payable by Seller in connection with such options, rights, licenses or interests have been satisfied in a timely manner. All non-monetary obligations of Seller in connection with options, rights, licenses or interests due from consulting agreements have been satisfied in a timely manner.
(g)    Seller has used reasonable efforts and taken all commercially necessary steps to maintain its Trade Secrets relating to the Business or the Product in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of Seller on the implementation of such policy; and requiring all employees of Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Seller.
(h)    The execution and delivery of this Agreement and the Related Documents by Seller do not, the execution and delivery by SPV of the Related Documents to which it is a party will not, and the consummation of the Contemplated Transactions and compliance by Seller and SPV with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Seller Intellectual Property that is material to the Business or the Product.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)    No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Seller Intellectual Property. Without limiting the generality of the foregoing, no invention claimed or covered by any item included within the Seller Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction. No funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Seller Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Seller Intellectual Property.
(j)    Other than pursuant to the Assignment Agreement, Seller has not entered into any Contract to assign, transfer, license, convey, encumber or otherwise grant any right or access to any Person, or covenanted not to assert any past, present or future right, with respect to the Intellectual Property Rights licensed by SPV to Seller pursuant to the Ex-US License Agreement.
Section 3.7.    Compliance with Law.     Since January 1, 2012, the business and operations of Seller as such business and operations relate to the Business and the Product (i) have been and are, and as of the Closing Date will have been, conducted in all material respects in compliance with all applicable Laws, and (ii) have had and have, and as of the Closing Date, will have, all material Permits, necessary to own the Purchased Assets and operate the Business, as currently conducted. Each such Permit is valid and in full force and effect. There has occurred no material default under, or violation of, any such Permit. There is no Order binding upon Seller with respect to the Business, the Products or the Purchased Assets. Since December 31, 2016, Seller has not received any notice from any Governmental Authority or other Person to the effect that Seller is not, or may not be, in compliance with any material Law with respect to the Business, the Product or the Purchased Assets.
Section 3.8.    Litigation    . There is no Action pending or, to Seller’s Knowledge, threatened, before any Governmental Authority, and there is no Action of any Governmental Authority pending or, to Seller’s Knowledge, threatened, that affects or, if successful, could reasonably be expected to be adverse to Seller, the Business, the Product or the Purchased Assets or that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller or SPV of the Contemplated Transactions, nor, to Seller’s Knowledge, are there any facts, circumstances or conditions on which any such Action could reasonably be expected to be brought in the future. There is no outstanding Order of any Governmental Authority against Seller or SPV arising out of or relating to the Business, the Product or the Purchased Assets or that could adversely affect the condition (financial or otherwise), operations or prospects of Seller or SPV or the Business or delay the ability of Seller or SPV to perform its obligations hereunder or under any Related Document, as applicable.
Section 3.9.    Taxes    .

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    Seller has duly and timely filed with the appropriate Taxing Authorities all Tax Returns in respect of Taxes required to be filed. The Tax Returns filed are complete and accurate in all material respects. Seller has not requested any extension of time within which to file any Tax Return in respect to any Taxes.
(b)    Seller has duly and timely paid all Taxes which will have been required to be paid by it, the non-payment of which could result in a Lien on any Purchased Asset or any Contributed Asset, could otherwise adversely affect the Business or the Purchased Assets or the Contributed Assets or could result in Buyer becoming liable or responsible therefor.
(c)    Seller has established, in accordance with generally accepted accounting principles, as applied in the United States, applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Business, the Product or the Purchased Assets and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which could result in a Lien on any Purchased Asset or any Contributed Asset, could otherwise adversely affect the Business or the Purchased Assets or the Contributed Assets, or could result in Buyer becoming liable therefor.
(d)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Business or the Purchased Assets or the Contributed Assets.
(e)    No examination or audit of any Tax Return of Seller or SPV, or any administrative or judicial proceeding in respect of any amount of Tax with respect to the Business or the Purchased Assets or the Contributed Assets is currently pending or threatened in writing. Seller does not have any obligation to indemnify, or otherwise assume or succeed to, the Tax Liability of any other Person that could adversely impact SPV, the Business, the Purchased Assets or the Contributed Assets.
(f)    SPV is a corporation for the purposes of U.S. federal income Tax and for the purposes of any U.S. state where it could be required to file a Tax Return. SPV has made all elections to such effect as required under applicable Law and has provided to Buyer a copy of IRS Form 8832 as was filed with the IRS with respect to its election, as well as any notices from the IRS received in response to the filing of such IRS Form 8832.
(g)    SPV has duly and timely withheld, collected, paid and reported to the proper Taxing Authorities all Taxes required to have been withheld, collected, paid or reported.
(h)    SPV has duly and timely filed with the appropriate Taxing Authorities all Tax Returns in respect of Taxes required to be filed, which Tax Returns are complete and accurate in all material respects. SPV has not requested any extension of time within which to file any Tax Return with respect to any Taxes.
Section 3.10.    Regulatory Matters.
(a)    Schedule 3.10(a) sets forth a true and complete list of (i) all Regulatory Authorizations held by Seller or under which Seller conducts business, or that have been submitted

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by or on behalf of Seller, in each case relating to the products of Seller (including the Product), and (ii) all applications or notifications or submissions for Regulatory Authorizations pending in relation thereto. Seller is the sole and exclusive owner of the Regulatory Authorizations and none of the Regulatory Authorizations has been sold, conveyed, delivered, transferred or assigned to another party. Each such Regulatory Authorization has been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect.
(b)    Schedule 3.10(b) sets forth a true and complete list of all modifications made to the products of Seller after issuance of any applicable Regulatory Authorization. Each Regulatory Authorization is legally adequate for the device as currently marketed and distributed, including all modifications to the device after issuance of such Regulatory Authorization, including after FDA clearance. The determination that a modification to a product of Seller does not require its own 510(k) is documented in such product’s 510(k) file. Seller has documented in its files the basis for claiming 510(k) exemption for each product of Seller and each such product complies with the applicable limitations on exemption.
(c)    The products of Seller (including the Product) have been and are being researched, designed, developed, investigated, manufactured, tested, packaged, labeled, stored, distributed, promoted, marketed, imported, exported and sold in compliance, in all material respects, with the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the regulations of the U.S. Food and Drug Administration (“FDA”) promulgated thereunder or similar Laws in any foreign jurisdiction, including those relating to establishment registration, device listing, investigational use, premarket clearance, marketing approval, CE marking, international standards for quality management systems as adopted by the International Organization for Standardization (ISO) (including ISO 13485) or other authorization to market a device, quality systems regulations, ISO requirements, good clinical practices, good laboratory practices, Labeling, advertising, record keeping and filing of required reports and security. Seller has not received any notice or other communication from the FDA or any other Regulatory Authority (i) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of, or the labeling and promotion of its products (including the Product) or (ii) otherwise alleging any material violation of any Law applicable to such products (including the Product) by Seller.
(d)    None of the products of Seller (including the Product) is under consideration by Seller or, to Seller’s Knowledge, by any Regulatory Authority for, or has been subject to any, recall, withdrawal, suspension or discontinuation by Seller in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any product of Seller (including the Product) are pending against Seller or, to Seller’s Knowledge, any licensee or distributor of any such product, nor have any such proceedings been pending at any prior time.
(e)    None of the products of Seller (including the Product) is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e, 42 U.S.C. § 262 and 21 C.F.R 1271 (or similar Laws).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)    Neither Seller nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Authority to invoke any similar policy. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.
(g)    Seller has not received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product of Seller (including the Product), (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product of Seller (including the Product) or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any medical device produced at any facility where any product of Seller (including the Product) is manufactured, tested, processed, packaged or held for sale.
(h)    To Seller’s Knowledge, there are no material Actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any Actions, against or affecting Seller relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (iii) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Laws, and any comparable foreign or state Laws.
(i)    Seller is not in breach, default, or violation in any material respect under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the regulations promulgated thereunder (including without limitation, the HIPAA Privacy Standards, HIPAA Security Standards, and HIPAA Transactions Standards), the Health Information Technology for Economic and Clinical Health Act or any applicable state Laws relating to the confidentiality of medical information, or applicable Laws in any foreign jurisdiction relating to data privacy.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.11.    Assigned Contract    . The Ex-US License Agreement is, and after giving effect to its assignment to Buyer pursuant to the Assignment Agreement will be, (a) in full force and effect, (b) the valid and binding obligations of Seller and SPV, and (c) enforceable in accordance with its terms. There exists no default, or any event which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default, in the performance by Seller or by SPV under the Ex-US License Agreement. Upon assignment thereof pursuant to the Assignment Agreement, Buyer will succeed to all right, title and interest of Seller under the Ex-US License Agreement without the necessity to obtain the consent of any other Person to such assignment.
Section 3.12.    Brokers and Other Advisors    . No broker, investment banker, financial advisor or other Person (other than Canaccord Genuity Inc., the fees and expenses of which will be paid by Seller) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.
Section 3.13.    Adequate Consideration; Continued Solvency.     The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Purchased Assets. Seller is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following the Closing. Seller is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital after giving effect to the Contemplated Transactions are or will be insufficient. Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.
Section 3.14.    Related Party Transactions    . There is not, and there has not been in place, any transaction or Contract between Seller or the Business, on the one hand, and any current or former partner, director, officer, employee, manager, member or stockholder of Seller, on the other hand, in each case, related to the Purchased Assets or the portion of the Business to be performed by Buyer as contemplated under the Development Agreement. No current or former partner, director, officer or employee of Seller owns or has any interest in any assets or properties of the portion of the Business to be performed by Buyer as contemplated under the Development Agreement, or in any of the Purchased Assets, or, to Seller’s Knowledge, any Person that is a present or potential competitor, supplier (directly or indirectly) or customer of any Product.
Section 3.15.    No Other Representations or Warranties    . Except for the representations and warranties of Seller contained in this Agreement (as modified by the Disclosure Schedules) or in any other Related Document, none of Seller, any of its Representatives, or Affiliates makes any other express or implied representation or warranty with respect to the Business, the Purchased Assets, the Contributed Assets or SPV, and, subject to Section 4.5, Seller disclaims any such other representations or warranties, whether made by Seller or any of its Affiliates or Representatives. BUYER ACKNOWLEDGES THAT, SUBJECT TO SECTION 4.5, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE PURCHASED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EQUITY, AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT. Notwithstanding the foregoing, Buyer reserves all rights with respect to claims of fraud based on any omissions of material fact, information provided, or any statements, representations or warranties made, in each case by Seller or its Representatives.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants, as of the date hereof and as of the Closing Date, to Seller as set forth in this Article IV.
Section 4.1.    Organization, Standing and Power    . Buyer is a company (société anonyme) duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
Section 4.2.    Authority; Noncontravention    .
(a)    Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. This Agreement and the Contemplated Transactions do not require approval of the holders of any equity securities of Buyer. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or, in the case of the Related Documents to be executed after the date hereof, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
(b)    The execution and delivery of this Agreement by Buyer does not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II) or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the case of clauses (ii) and (iii) as it would not prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).
(c)    No material consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions.
Section 4.3.    Capital Resources    . Buyer has access to sufficient funds to consummate the Contemplated Transactions on the terms contemplated by this Agreement and, at the Closing, Buyer will have available all of the funds necessary to pay the Purchase Price.
Section 4.4.    Brokers and Other Advisors    . No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
Section 4.5.    Independent Investigation; No Reliance on Other Representations and Warranties    . Buyer has undertaken such investigation, and has been provided with and has evaluated such information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions. In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, Buyer is relying solely upon the representations and warranties of Seller set forth in this Agreement (as modified by the Disclosure Schedules) and in the other Related Documents, and acknowledges that such representations and warranties are the only representations and warranties made by Seller in connection with this Agreement, the Related Documents and the Contemplated Transactions. Buyer hereby disclaims any reliance on any other information provided by, for or on behalf of Seller or its Affiliates to Buyer in connection with the Contemplated Transactions, and acknowledges that none of Seller or any of Seller’s current or former Representatives or Affiliates shall have any liability for any such information provided to Buyer other than as expressly provided in the representations and warranties of Seller set forth in this Agreement (as modified by the Disclosure Schedules) and in the other Related Documents, except (a) in the case of fraud or (b) to the extent any such information is the subject of any express representation or warranty set forth in this Agreement or any other Related Document.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.1.    Advice of Filings    . Seller and Buyer shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such Party with

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any Governmental Authority in connection with this Agreement and the Contemplated Transactions, other than the portions of such filings that include confidential information not directly related to the Contemplated Transactions.
Section 5.2.    Confidentiality; Non‑Competition    ‑.
(a)    Confidentiality. Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreements. Effective upon, and only upon, the Closing, each of the Confidentiality Agreements shall terminate.
(b)    Non-Competition. In any country in the Territory during the Restricted Period, Seller shall not and shall cause its Subsidiaries (now existing or hereafter incorporated, formed or otherwise organized or acquired) not to (whether as owner, stockholder, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent of the stock in companies whose stock is traded on a national securities exchange or in the public over-the-counter market), (i) directly or indirectly, develop or commercialize or (ii) license, authorize, appoint or otherwise enable any Third Party to directly or indirectly, develop or commercialize, in either case ((i) or (ii)), any product, device or service, or any component of or incorporation into a product, device (including any component or accessory therefor), process, Software or service, in each case in any Restricted Field, and whether currently marketed or in development.
(c)    Acknowledgments. Seller agrees and acknowledges that the covenants in this Section 5.2 are reasonable and valid in all respects (including with respect to the subject matter, Restricted Period, Restricted Field and geographical area) and are necessary to protect the interests of Buyer in the Business, the Product and the confidential information that is the sole property of Buyer, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 5.2, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of the Product, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.2.
(d)    Interpretation. Seller acknowledges and agrees that the provisions of this Section 5.2 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.
(e)    Validity. It is the desire and intent of the Parties that this Section 5.2 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.2 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 5.2 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The agreements contained in this Section 5.2 shall each constitute a separate agreement independently supported by good and adequate consideration. For

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the avoidance of doubt, the Parties hereby acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.
(f)    Injunctive Relief. Seller understands that a breach of this Section 5.2 by Seller may cause Buyer irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of an existing breach or threatened breach by Seller of this Section 5.2, Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, without any requirement to post a bond or other security, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.
(g)    Extensions of Limitations. If Seller or any of its Affiliates violate any term or provision of this Section 5.2, the duration set forth in this Section 5.2 shall automatically be extended as against Seller and its Affiliates for a period equal to the periods during which Seller or such Affiliate shall have been in violation of this Section 5.2.
Section 5.3.    Certain Tax Matters    .
(a)    Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the responsibility of Seller.
(b)    Allocation of Taxes. All ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.
(c)    Reimbursement. Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party (if not specified as the responsible Party therefor) shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.3(a) or Section 5.3(b), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.3(a) or Section 5.3(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    Tax Withholding. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by applicable Law. If Buyer determines that it is required under applicable Law to deduct or withhold any amount of Tax to any Taxing Authority in respect of any payment made to Seller, Buyer shall be entitled to deduct or withhold such amount of Tax. Any amounts so deducted or withheld by Buyer from any payment hereunder to Seller shall be treated for all purposes of this Agreement as paid by Buyer to Seller. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Taxing Authority pursuant to the immediately preceding sentence. If any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.
(e)    Cooperation and Exchange of Information. Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Business, the Product or the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.
Section 5.4.    Public Announcements    . Buyer and Seller shall not issue any press release or make any public statement with respect to this Agreement, any Related Document or the Contemplated Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement, any Related Document or the Contemplated Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law or any requirements of NASDAQ, the New York Stock Exchange or the London Stock Exchange, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and (b) each Party may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in reports filed pursuant to applicable Law and exchange listing requirements, in each case to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties and otherwise in compliance with this Section 5.4. Each of the Parties agrees that, promptly following execution of this Agreement, Buyer and Seller shall issue an initial press release with respect to the Contemplated Transactions, which shall be a joint press release in a form mutually agreed to by Buyer and Seller.
Section 5.5.    Additional Information. From and after the Closing Date, Seller shall (a) compile and deliver to Buyer copies of any new Design and Regulatory Documentation and

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other technical information, including any existing clinical results, potential reimbursement coding or coverage data and economic data for materials collateral to the Product not otherwise heretofore transferred (but otherwise required to be transferred pursuant to the terms hereof if such Design and Regulatory Documentation existed as of the Closing Date) and (b) provide Buyer with access, upon reasonable notice and at reasonable places and times, to the management and other key personnel of Seller for purposes of discussing all reasonable inquiries regarding the Business.
Section 5.6.    Right of First Negotiation    .
(a)    During the ROFN Period, if Seller or any of its Affiliates is considering initiating a Divestiture Transaction, Seller shall promptly (and before Seller or any of its Affiliates or its or their respective Representatives has (w) directly or indirectly engaged in any negotiations relating to a Divestiture Transaction with a Third Party, (x) knowingly solicited, initiated or proposed to engage in any such negotiations, (y) entered into or participated into any negotiations to enter into, or which negotiations could reasonably be expected to lead to, any Divestiture Transaction with a Third Party, or (z) otherwise consummated any Divestiture Transaction with a Third Party) so notify Buyer, which notice shall describe the assets, rights and properties that are the subject of the proposed Divestiture Transaction (such notice, a “ROFN Notice”). Buyer shall have [***] Business Days from its receipt of such notice to determine whether it will exercise its right of first negotiation set forth in this Section 5.6(a), by providing written notice of such exercise to Seller within such [***]Business Day period. After exercise of such right of first negotiation, Seller shall negotiate exclusively with Buyer with respect to any such Divestiture Transaction. If Seller and Buyer (or their respective Affiliates) do not enter into a definitive agreement relating to the applicable Divestiture Transaction pursuant to Section 5.6(a) on or prior to the date that is [***] days after the date such notice is given by Buyer (the “Negotiation Period”), then Seller, its Affiliates and its and their respective Representatives shall be permitted to engage in negotiations with a Third Party with respect to, and consummate, a Divestiture Transaction that is (i) substantially similar, with respect to structure and the assets, rights and properties that are the subject of such Divestiture Transaction, to the proposed Divestiture Transaction described in the ROFN Notice or to any other proposed Divestiture Transaction as to which Buyer and Seller (and their respective Affiliates and Representatives) had bona fide active discussions during the Negotiation Period (which discussions included pricing terms) and (ii) otherwise on terms more favorable in the aggregate to Seller or its applicable Affiliate, as applicable, than those last offered by Buyer (or its applicable Affiliates, or their respective Representatives) during the Negotiation Period, as applicable, as determined in good faith by the board of directors of Seller after consulting with its outside legal counsel and financial advisors. Notwithstanding the foregoing, nothing in this Section 5.6(a) shall be deemed to prohibit Seller or any of its Affiliates from entering into a Divestiture Transaction that does not satisfy the condition set forth in the foregoing clause (i) with such Third Party (an “Alternative ROFN Transaction”) if such Alternative ROFN Transaction was proposed by such Third Party during the course of negotiations after Seller, any of its Affiliates and/or their respective Representatives had proposed in good faith to such Third Party a Divestiture Transaction that satisfied the conditions set forth in the foregoing clauses (i) and (ii); provided that, prior to consummating such Alternative ROFN Transaction or entering into any exclusivity arrangements or other definitive agreements with such Third Party in respect of such Alternative ROFN Transaction, Seller shall have provided reasonable advance notice to Buyer of the proposed

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Alternative ROFN Transaction (which shall not be less than 15 Business Days before Seller or any of its Affiliates enter into any binding Contract or arrangement with respect to such Alternative ROFN Transaction), which notice shall describe the material terms and conditions thereof as existing at such time as such notice is provided to Buyer, and Seller shall have provided Buyer the right to participate, on a non-exclusive basis, in good faith negotiations with Seller, its Affiliates and its and their respective Representatives regarding such Alternative ROFN Transaction.
(b)    If Seller or its applicable Affiliates do not consummate a Divestiture Transaction or an Alternative ROFN Transaction with a Third Party in accordance with Section 5.6(a) within a period of [***] days after the end of the Negotiation Period and the ROFN Period has not then ended, each of Seller, its Affiliates and its and their respective Representatives shall immediately cease and cause to be terminated any and all existing negotiations with respect to any Divestiture Transaction, and refrain from entering into any further such negotiations or consummating any Divestiture Transactions with a Third Party unless Seller, its Affiliates and its and their respective Representatives first comply in full with each provision of this Section 5.6.
(c)    The Parties agree that this Section 5.6 expresses the Parties’ interests in commencing discussions regarding a Divestiture Transaction and is not intended to, and does not, create any legally binding obligation on either Party (or any of their respective Affiliates) to agree in principle or enter into a definitive agreement with respect to, or to consummate, a Divestiture Transaction (or any part thereof).
(d)    Seller understands that a breach of this Section 5.6 by Seller may cause Buyer irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of an existing breach or threatened breach by Seller of this Section 5.6, Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, without any requirement to post a bond or other security, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.
Section 5.7.    Delivery of Certain Information    .
(a)    Seller shall and shall cause its Affiliates to, as promptly as practicable, but no later than [***] calendar days after the Closing Date, without additional compensation, disclose and make available to Buyer, in whatever form Buyer may reasonably request (including by providing copies thereof), any embodiment of material Intellectual Property Rights Controlled by Seller or any of its Affiliates as of immediately prior to the consummation of the contribution effected pursuant to the Contribution Agreement (other than the Excluded Intellectual Property and the Design and Regulatory Documentation) to the extent such Intellectual Property Rights claim, cover, or otherwise relate to the Field or to the Product or the Exploitation of the Product.
(b)    Seller shall and shall cause its Affiliates to, as promptly as practicable, but no later than [***] Business Days after the Closing Date, deliver to Buyer an electronic copy of the data room hosted by Intralinks, Inc. in connection with the execution and delivery of this Agreement, as that data room existed immediately prior to such execution and delivery.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.8.    Expenses    . Except as expressly set forth herein or in the Related Documents, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.
Section 5.9.    Further Assurances    . Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions (including, for the avoidance of doubt, Buyer’s exercise of its rights of priority under Section 2.2(a)(i)). Buyer shall, at any time and from time to time after the Closing Date, upon the request of Seller, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.
Section 5.10.    Wrong Pockets    .
(a)    If any asset of Seller or its Affiliates that would otherwise constitute a Purchased Asset or a Contributed Asset remains vested in Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such asset to (i) Buyer or its designee, in case such asset would be a Purchased Asset pursuant to the definition thereof or (ii) SPV, in case such asset would be a Contributed Asset pursuant to the definition thereof, in each case ((i) or (ii)) as soon as reasonably practicable and for no consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all such Purchased Assets by paying the Purchase Price and that SPV shall have already paid good consideration for all such Contributed Assets by issuing membership interests to Seller). Seller or its applicable Affiliate shall notify Buyer as soon as reasonably practicable upon becoming aware that there are any such assets in its possession or control.
(b)    If any asset of Seller or its Affiliates that does not constitute a Purchased Asset or a Contributed Asset becomes vested in Buyer (or any of its Affiliates) or in SPV, respectively, following Closing, Buyer shall (or shall cause its applicable Affiliate to), respectively, transfer, or cooperate with Seller in causing SPV to transfer, such asset to Seller or its designee as soon as reasonably practicable and for no consideration. Buyer or its applicable Affiliate shall notify Seller as soon as reasonably practicable upon becoming aware that there are any such assets in its possession or control.
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1.    Condition to Each Party’s Obligations to Effect the Contemplated Transactions    . The respective obligation of each Party to effect the Contemplated

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following condition: no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule, legal restraint, prohibition or other Law (collectively, “Restraints”) shall be in effect preventing the consummation of the Contemplated Transactions.
Section 6.2.    Conditions to Buyer’s Obligations to Effect the Contemplated Transactions    . The obligation of Buyer to effect the Contemplated Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of Seller; Covenants and Agreements of Seller. (i) The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and (ii) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(b)    Legal Proceedings. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority, or by any other Person having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below: (i) challenging the acquisition by Buyer of any Purchased Assets, seeking to restrain or prohibit the consummation of the Contemplated Transactions, seeking to place limitations in the ownership of any Purchased Assets by Buyer or any Affiliate of Buyer or the ownership of any Contributed Assets by SPV or seeking to obtain from Seller, Buyer or any Affiliate of Buyer any material damages, (ii) seeking to prohibit or limit the ownership of the Purchased Assets or operation of by Buyer or any of its Affiliates of that portion of the Business to be performed by Buyer or any such Affiliate as contemplated under the Development Agreement, seeking to prohibit or limit the ownership of the Contributed Assets by SPV, or seeking to compel Buyer or any of its Affiliates to divest, license or hold separate any portion of any business or of any assets of Buyer or any of its Affiliates or of any of the Purchased Assets or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling in any material respect any of the Purchased Assets or any of that portion of the Business to be performed by Buyer or any such Affiliate as contemplated under the Development Agreement, or seeking to prohibit SPV from effectively controlling in any material respect any of the Contributed Assets, in the case of each of clauses (i) through (iii) above, as a result of the Contemplated Transactions. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) above shall be in effect.
(c)    Certain Closing Deliveries. Buyer shall have received each of the items set forth in Section 2.4(b).
(d)    Contribution. The contribution of the Contributed Assets by Seller to SPV pursuant to the Contribution Agreement shall have been completed in the terms and conditions set forth therein at least two (2) Business Days prior to the Closing.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.3.    Conditions to Seller’s Obligations to Effect the Contemplated Transactions    . The obligation of Seller to effect the Contemplated Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of Buyer; Covenants and Agreements of Buyer. %3. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and %4. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(b)    Certain Closing Deliveries. Seller shall have received each of the items set forth in Section 2.4(c).
ARTICLE VII

INDEMNIFICATION
Section 7.1.    Indemnification of Buyer    . %3. From and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all debts, obligations, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, other costs and expenses, whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted or otherwise, including, to the extent reasonably foreseeable, lost profits, diminution in value, consequential, incidental and indirect damages (collectively, “Losses”) suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with (it being understood that any such Loss suffered by SPV shall be considered for purposes of this Agreement as an indirect Loss suffered by Buyer; provided that Buyer shall have no claim in respect of any such Loss to the extent paid or indemnified by Seller to SPV):
(i)    any breach of or inaccuracy in any representation or warranty of Seller or SPV contained in this Agreement or any Related Document;
(ii)    any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement or any Related Document or any covenant or agreement of SPV in any Related Document;
(iii)    any Excluded Liability or Excluded Asset;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)    any Transfer Taxes or Apportioned Obligations allocated to Seller pursuant to Section 5.3;
(v)    any claim by a Third Party that any of the Contemplated Transactions constitutes a breach, default or event of default under any Contract between such Third Party and Seller, or is otherwise in contravention of any right of or obligation to such Third Party; or
(vi)    any matter identified or set forth on Schedule 7.1(a)(vi).
(b)    Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall be entitled to be indemnified pursuant to Section 7.1(a)(i):
(i)    only in the case of Losses based upon or arising out of the representations and warranties other than the Fundamental Representations, unless and until the aggregate of all Losses for which the Buyer Indemnified Parties would, but for this paragraph (i), be entitled to indemnification thereunder exceeds on a cumulative basis [***] (the “Seller Indemnity Threshold”), at which point each Buyer Indemnified Party shall be entitled to be indemnified for the aggregate of all Losses for which the Buyer Indemnified Parties would, but for this paragraph (i), be entitled to indemnification hereunder, and not just amounts in excess of the Seller Indemnity Threshold;
(ii)    only in the case of Losses based upon or arising out of representations and warranties other than the Fundamental Representations, in an aggregate amount exceeding the sum of (A) [***] plus (B) up to [***] to be offset against contingent payments paid by Buyer to Seller pursuant to the Development Agreement or that thereafter become due and payable under the Development Agreement, pursuant to Section 7.1(d) (the sum of the amounts described in (A) and (B), the “Cap”); and
(iii)    only in the case of Losses based upon or arising out of any of the Fundamental Representations, in an aggregate amount exceeding (A) the Purchase Price plus (B) any other contingent paid by Buyer to Seller pursuant to the Development Agreement or that thereafter become due and payable under the Development Agreement (the sum of the amounts described in (A) and (B), the “Aggregate Indemnity Amount”), it being understood that the Aggregate Indemnity Amount shall not include the amount of any such contingent payment for which the applicable milestone under the Development Agreement is never achieved;
provided, however, that the foregoing provisions of this Section 7.1(b) shall not apply to any Losses based upon or arising out of an act of fraud, willful misconduct or intentional misrepresentation of Seller.
(c)    The Buyer Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them (i) had knowledge at any time of the matter that is later the subject of a claim for indemnity or (ii) waived any of the conditions set forth in Article VI. The consent of Seller shall not be required in order for Buyer to be indemnified under this Article VII.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    Notwithstanding any provision of this Agreement to the contrary, in addition to any other right hereunder, if at any time that any contingent payment under the Development Agreement is due and payable by Buyer to Seller and there shall be an outstanding or previously delivered claim notice pursuant to Section 7.3 with respect to any indemnification claim pursuant to Section 7.1(a), then Buyer and its Affiliates shall have the right, subject to the limitations set forth in Section 7.1(b), to offset such payment by the amount of Losses indemnifiable with respect to such claim or, with respect to Losses that have not yet been fully determined, the amount of Losses that Buyer estimates in good faith to be subject to such indemnification claim. If the final determination of the amount of Losses for any indemnification claims for which an offset for any contingent payments under the Development Agreement is made pursuant to this Section 7.1(d) is less than the amount by which such payments were offset for such claim, then Buyer shall promptly deliver an amount in cash equal to such difference to Seller.
Section 7.2.    Indemnification of Seller Indemnified Parties    . From and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:
(a)    any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or any Related Document;
(b)    any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement or any Related Document; or
(c)    any Apportioned Obligations allocated to Buyer pursuant to Section 5.3.
Section 7.3.    Indemnification Claims    .
(a)    In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.1 or 7.2 in respect of, arising out of or involving a Third Party suit, proceeding, claim or demand (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 7.1, Seller, or, with respect to a claim for indemnification pursuant to Section 7.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known or reasonably ascertainable by such Indemnified Party, and, if not then known or reasonably ascertainable, the maximum amount of such damages reasonably estimated by the Indemnified Party) within 15 Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.
(b)    The Indemnifying Party shall have the right to undertake, at the Indemnifying Party’s expense, the defense or opposition to a Third Party Claim of which it has been notified in accordance with Section 7.3(a), with counsel selected by it and reasonably satisfactory to the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Indemnified Party, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 15 Business Days after it has been notified of the Third Party Claim, that it will defend the Indemnified Party against such Third Party Claim and that the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim; (ii) the Third Party Claim involves only money damages, does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) if Seller is the Indemnifying Party and the amount claimed in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification made to the Indemnifying Party under this Article VII then pending, (A) is greater than the Seller Indemnity Threshold, and (B) only if such claim is made under Section 7.1(a)(i) (other than in connection with a breach or inaccuracy of a Fundamental Representation), is not limited by the Cap at that time; (iv) the Indemnified Party has not been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim; (v) in case Seller is the Indemnifying Party, the Third Party Claim does not allege the infringement of Intellectual Property Rights of any Person by the Indemnified Party or otherwise as a result of the Contemplated Transactions; and (vi) the Indemnifying Party commits in writing to the Indemnified Party to diligently and vigorously and in good faith conduct the defense of the Third Party Claim. Neither the Indemnified Party or the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other Party unless (1) the claimant in such Third Party Claim provides to such other Party an unqualified release of such other Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon such other Party, (3) such settlement does not encumber any of the assets of such other Party or impose any restriction or condition that would apply to or materially affect such other Party or the conduct of such other Party’s businesses and (4) such settlement does not involve any admission of liability or wrongdoing by such other Party.
(c)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 15 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 7.1 or 7.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 7.1 or 7.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.
Section 7.4.    Other Limitations on Indemnification    .

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(a)    For purposes of computing the amount of any Losses incurred by any Indemnified Party under this Article VII for which such Indemnified Party would otherwise be entitled to receive indemnification payments under this Article VII, there shall be deducted an amount equal to any cash payments actually recovered by such Indemnified Party under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract pursuant to which or under which such Indemnified Party is a party or has rights; provided that in the event any amounts recovered under insurance policies or other collateral sources are not received before any claim for indemnification is paid under this Article VII, the Indemnifying Party shall pay the full amount of the applicable Losses, and the Indemnified Party shall have the right, but not the obligation, to pursue recovery for all amounts paid in indemnification under such insurance policies; provided, further, that nothing herein shall (i) apply to any self-insurance or (ii) be deemed to obligate any Indemnified Party or any of its Affiliates to maintain any insurance policies after the Closing Date or assert any claim, seek any recovery or take any other action against any insurance carriers or other Third Parties with respect to any such claim.
(b)    Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate any Loss indemnifiable hereunder to the extent required by applicable Law upon and after becoming aware of any event that would reasonably be expected to give rise to any Loss.
(c)    No Indemnified Party shall be entitled to be indemnified pursuant to this Article VII for any Loss that constitutes punitive or exemplary damages, except to the extent actually paid to a Third Party as a result of a final, non-appealable determination in respect of the applicable Third Party Claim.
Section 7.5.    Survival; Termination of Indemnification. The (a) representations and warranties of the Parties contained in this Agreement, other than the Fundamental Representations, shall survive the Closing until [***]; (b) representations and warranties of Seller contained in [***] shall survive the Closing until [***]; (c) representations and warranties of Seller contained in [***] shall survive the Closing until [***]; (d) Fundamental Representations (other than those set forth in [***]) shall survive the Closing for an indefinite period of time; (e) covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement in accordance with their own terms; and (f) obligations to indemnify and hold harmless an Indemnified Party hereto pursuant to Section 7.1 and Section 7.2 shall survive the consummation of the transactions contemplated by this Agreement; provided that the obligation of an Indemnifying Party to indemnify and hold harmless for any Losses based upon or arising out of representations and warranties of such Indemnifying Party in this Agreement shall not terminate with respect to any Losses as to which the Indemnified Party shall have, before the expiration of the applicable period set forth in clause (a), (b) or (c), as the case may be, previously made a claim by delivering a notice of such claim to the Indemnifying Party in accordance with this Article VII.
Section 7.6.    Adjustment to Purchase Price    . Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
Section 7.7.    Exclusive Remedy    . Notwithstanding any provision contained in this Agreement to the contrary, except as provided in Section 5.2(f), Section 5.6(d) and Section

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9.9(d) and except in the case of fraud, willful misconduct or intentional misrepresentation, after the Closing, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy for Losses arising as described in Section 7.1(a) or Section 7.2, as the case may be. The Parties acknowledge and agree that, except in the case of fraud, willful misconduct or intentional misrepresentation, they may not avoid such limitation on liability by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (b) asserting or threatening any claim against any Affiliate or Representative of the other Party that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants and agreements contained in this Agreement.
ARTICLE VIII

AMENDMENT AND WAIVER
Section 8.1.    Amendment    . This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.
Section 8.2.    Extension; Waiver    . As it relates to any obligation under this Agreement or any Related Document to be performed at any time after the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any Related Document or (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1.    Rules of Construction    . The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 9.2.    Notices    . All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) three Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt and receipt is confirmed or (e) on the next Business Day following transmission, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt and receipt is confirmed; provided that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such Party below

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(or to such other address, facsimile number or email address as such Party shall have specified in a written notice to the other Party):
if to Buyer, to:
Novartis Consumer Healthcare S.A.
Route de L’Etraz,
1260 Nyon
Switzerland
Attn: Mark P. Van Emst, Esq., Assistant General Counsel
Email: mark.p.van-emst@gsk.com
and
GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom
Attn: Senior Vice President, Consumer Healthcare Business Development
Email: Chris.Harley-Martin@gsk.com
with copies (which shall not constitute notice) to:
GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom
Attn: Corporate Secretariat
Email: paul.y.williamson@gsk.com
and
GlaxoSmithKline LLC
709 Swedeland Road
King of Prussia, PA 19406
United States of America
Attn: Vice President and Associate General Counsel, Legal Corporate                     Functions-Business Development Transactions
Email: lisa.a.demarco@gsk.com

and
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

United States of America
Attention:    Jack S. Bodner
Fax: (646) 441-9079
Email: jbodner@cov.com
if to Seller, to:
NeuroMetrix, Inc.
1000 Winter St.
Waltham, MA 02451
United States of America
Attention: Chief Executive Officer
Fax: (781) 890-1556
Email: Shai_Gozani@neurometrix.com
with a copy (which shall not constitute notice) to:
Mintz Levin Cohn Ferris Glovsky and Popeo PC
One Financial Center
Boston, MA 02111
United States of America
Attention: Megan Gates
Fax: (617) 542-2241
Email: MNGates@mintz.com
Section 9.3.    Consents and Approvals    . For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.
Section 9.4.    Counterparts    . This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission in .pdf, .tiff or any similar format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 9.5.    Entire Agreement    . Before signing this Agreement, the Parties had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the Contemplated Transactions and their goals and objectives related thereto. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both Parties to present a positive and optimistic outlook about the prospects for a transaction such as the Contemplated Transactions. However, the Parties also recognize that business transactions contain an element of risk, as do the Contemplated Transactions, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their

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respective future rights and remedies. Accordingly, other than the Transaction Agreements, the Confidentiality Agreements, and the other Related Documents, this Agreement is intended to define the full extent of the legally enforceable undertakings of the Parties, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding. Each of the Parties acknowledges that, in deciding to enter into this Agreement and to consummate the Contemplated Transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.
Section 9.6.    No Third-Party Beneficiaries    . This Agreement, the Transaction Agreements, the Confidentiality Agreements and the other Related Documents are not intended to and do not confer upon any Person other than the Parties any legal or equitable rights.
Section 9.7.    Assignment    . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that (a) Buyer, upon prior written notice to Seller, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of its Affiliates, but no such assignment shall relieve Buyer of any of its obligations hereunder; provided that any such assignee of Buyer shall be primarily liable with respect to the obligations hereunder and the liability of Buyer shall be secondary; and (b) Buyer and its Affiliates, as applicable, may assign, in their sole discretion, any or all their rights, interests and obligations under this Agreement to a Third Party in connection with any transaction or series of transactions in which such Third Party directly or indirectly acquires or licenses the Business, the Product or the Purchased Assets (whether by merger, stock sale, license, collaboration or other similar transaction) or substantially all its assets or business. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 9.8.    GOVERNING LAW    . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.9.    Enforcement    .
(a)    Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue

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of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.9(b).
(c)    Except for purposes of any right to indemnity under Article VII, each Party waives (i) with the exception of relief mandated by statute, any claim to punitive, exemplary, or multiplied damages and (ii) any claim for attorney fees, costs and prejudgment interest.
(d)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to compel the cessation of or prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity and as further set forth in this Section 9.9, including the recovery of money damages.
Section 9.10.    Severability    . If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.11.    Bulk Sales    . Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales Law of any jurisdiction in connection with the sale of the Purchased Assets. Notwithstanding any such waiver, Seller agrees to indemnify Buyer against all Liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such Law.
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Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.
SELLER:
NEUROMETRIX, INC.
By:    /s/ Shai N. Gozani M.D., PhD.
    Name: Shai N. Gozani M.D., PhD.
    Title: President and CEO
BUYER:
NOVARTIS CONSUMER HEALTH S.A.

By:    /s/ M. P. van Ernst
    Name: M. P. van Ernst
    Title: Legal Director

By:/s/ Marianne Lysses
    Name: Marianne Lysses
    Title: Senior Legal Counsel

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.